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                                                                    EXHIBIT 99.1


                                      G&L
                                  Realty Corp.
                                     NEWS

RELEASE:                                             CONTACT:
Immediate                                            David Hamer  310-273-9930
                                                     E-mail: dhamer@glrealty.com

       G&L Realty Corp. Announces Response to Proposal by Weisman Group
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BEVERLY HILLS, California, July 19, 2001.  G&L Realty Corp. (NYSE: GLR) today announced that the special committee of its board of directors has responded to the proposal of Lyle Weisman and certain of his associates (the "Weisman Group") to acquire the outstanding common stock of the Company.

The special committee has advised the Weisman Group that it would be prepared to support a proposal by the Weisman Group to acquire the Company in which: (i) all common stockholders (other than the Weisman Group) receive a price of not less than $16.00 per share; (ii) the parties would promptly enter into a definitive acquisition agreement (the "Acquisition Agreement") with other terms substantially similar to those contained in the Agreement and Plan of Merger dated as of May 10, 2001, between the Company and an entity formed by Daniel M. Gottlieb and Steven D. Lebowitz (the "Existing Merger Agreement"); (iii) there would be no contingencies for due diligence or financing; (iv) the Weisman Group would make a nonrefundable payment of $2.5 million to the Company (representing a portion of the fees and expenses that have been incurred by the Company to date and which it is anticipated would be incurred by the Company in the future if the Existing Merger Agreement were to be terminated); and (v) the Weisman Group would be entitled to a termination fee of $2.5 million in the event that the acquisition did not take place due to a material breach by the Company of its obligations under the Acquisition Agreement, but under no other circumstances.

The special committee advised the Weisman Group that, if these terms were satisfactory, it would be prepared to make its recommendation to the board of directors upon: (i) the execution and delivery of a mutually satisfactory, legally binding term sheet incorporating these terms; (ii) review and approval by the special committee of the Weisman Group's business plan for the Company so that the special committee can assure itself that the contractual obligations of the Company to holders of its preferred stock and debt will be adequately provided for after the change of control; and (iii) the payment of $2.5 million to the Company.

In its response, the special committee advised the Weisman Group that it had obtained a waiver of the "no shop" provisions of the Existing Merger Agreement from Messrs. Gottlieb and Lebowitz so that it could respond to the Weisman Group's proposal and enter into discussions and negotiations with the Weisman Group. The special committee reminded the Weisman Group that under the Existing Merger Agreement the Company would be obligated to pay a termination fee of $750,000 plus the reasonable fees and expenses of Messrs. Gottlieb and Lebowitz and their acquisition entity if the board of directors or special committee approved or recommended a competing proposal and the Existing Merger Agreement were terminated, regardless of whether the competing proposal led to a consummated transaction. The special committee also advised the Weisman Group that there is a question as to whether the proposed acquisition of the Company by the Weisman Group can be consummated because the special committee has been informed by Messrs. Gottlieb and Lebowitz that: (i) they do not intend to support the Weisman Group's proposal to acquire the Company; (ii) a small number of individual stockholders of the Company have advised Messrs. Gottlieb and Lebowitz that they do not intend to support the
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Weisman Group's proposal; and (iii) these individual stockholders hold a number of shares of the Company's common stock that, when aggregated with the shares of common stock and common stock equivalents held by Messrs. Gottlieb and Lebowitz, could be sufficient to prevent the Weisman Group from either obtaining the vote necessary to approve a merger or acquiring 50.1% of the outstanding shares of the Company's common stock. The special committee said that it had no independent knowledge as to whether this information is accurate. In light of this information, the special committee does not believe that the Company's common stockholders should bear the risk of the Weisman Group's potential failure to obtain the requisite vote or share ownership. Therefore, before proceeding further with the Weisman Group, the special committee wants the Weisman Group to agree to the terms set forth above and to make the nonrefundable payment of $2.5 million.

The special committee has requested the Weisman Group to respond to its proposal by 5:00 p.m., Pacific time, on July 26, 2001, advising the Weisman Group that, if it received no response, it would assume that its proposal was not acceptable to the Weisman Group and it would proceed accordingly.

Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "anticipate," "contemplate" and "intend." These statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing and governmental policies and regulations as well as delays in obtaining approvals from stockholders, governmental authorities and other third parties.

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